                                                                   EXHIBIT 10.10

                      SEVERANCE PLAN FOR CERTAIN EXECUTIVES
                               OF PXRE CORPORATION



1.   Establishment of Plan

     This Severance Plan for Certain Executives (the "Plan") was adopted by the Board of Directors of PXRE Corporation (the "Company") on August 17, 1989, and has been thereafter continued, for the benefit of certain executives of the Company and its subsidiaries.

2.   Purpose

     The Company, on behalf of itself and its stockholders, desires to continue to attract and retain well-qualified executives who are an integral part of the management of the Company and its subsidiaries, such as the Designated Employees (as hereinafter defined). The purpose of the Plan is to provide an incentive to the Designated Employees, whose knowledge, expertise and level of performance are critical to the current and future success of the Company and its subsidiaries, to remain in the employ of the Company and/or its subsidiaries, notwithstanding the uncertainty and job insecurity created by an actual or threatened Change in Control (as hereinafter defined).

3.   Definitions

     Terms not otherwise defined in the Plan shall have the meanings set forth in this Section 3.

     3.1 Change in Control. A "Change in Control" of the Company shall be deemed to have occurred if:

          (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company and other than Phoenix Home Life Mutual Insurance Company or an affiliate thereof, becomes the "beneficial owner" (as determined for purposes of Regulation 13-D under the Exchange Act as currently in effect), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

          (b) the stockholders of the Company approve (i) any merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) any sale or other disposition (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

          (c) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company; or

          (d) during any period of two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the entire Board of Directors of the Company and any new director, whose election to the Board or nomination for election to the Board by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

     3.2 Constructive Discharge. The term "Constructive Discharge" means a termination of employment by a Designated Employee in the event of any:

          (a) material change by the Company or any of its subsidiaries after a Change in Control of the Company (or within six (6) months prior to such Change in Control if discussions concerning such Change in Control had commenced at or prior to such material change) of the Designated Employee's duties or responsibilities that would cause the Designated Employee's position with the Company and/or its subsidiaries to become of less dignity, responsibility, importance or scope from the position held by the Designated Employee immediately prior to such material change, other than any such change primarily attributable to the fact that the Company's securities are no longer publicly traded or which is effected with the Designated Employee's prior expressed written consent;

          (b) reduction in the Designated Employee's base salary is in effect on the date such person becomes a Designated Employee for purposes of the Plan as the same may be increased from time to time, or a change in the method of calculating bonuses or incentive compensation awards that would have the effect of materially reducing the Designated Employee's annual bonus or incentive compensation award;

          (c) except as required by law, any failure by the Company or its subsidiaries to continue in effect without substantial change any compensation, incentive, welfare or benefit plan or arrangement, as well as any plan or arrangement whereby the Designated Employee may acquire securities of the Company, in which the Designated Employee is participating at the time of a Change in Control of the Company (or within six (6) months prior to such Change in Control if discussions concerning such Change in Control had commenced at or prior to such failure), or any other plans providing the Designated Employee with substantially similar benefits (hereinafter collectively the "Benefit Plans") or the taking of any action by the Company or its subsidiaries which would adversely affect the Designated

Employee's participation in or materially reduce the Designated Employee's benefits under any such Benefit Plan or deprive the Designated Employee of specified benefits which otherwise would be accruing to him or her at such time, unless an equitable substitute arrangement (embodied in an ongoing substitute or alternative Benefit Plan) has been made for the benefit of the Designated Employee with respect to the Benefit Plan in question. For purposes of the foregoing, Benefit Plans shall include, but not be limited to, the Company's Pension Plan, Savings and Investment Plan, Employee Stock Purchase Plan, 1992 Officer Incentive Plan, Restated Employee Annual Incentive Bonus Plan, the 1988 Stock Option Plan or any other plan or arrangement to receive and exercise stock options or stock appreciation rights, supplemental pension plan, insured medical reimbursement plan, automobile benefits, executive financial planning, group life insurance, personal catastrophe liability insurance, medical, dental, accident or disability plan;

          (d) assignment or reassignment by the Company or its subsidiaries of the Designated Employee to another place of employment more than 50 miles from the Designated Employee's place of employment at the time of the Change in Control of the Company (or within six (6) months prior to such Change in Control if discussions concerning such Change in Control had commenced at or prior to such action), except for required travel by the Designated Employee on the Company's business to an extent substantially consistent with the Designated Employee's prior business travel obligations;

          (e) liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes administration of the Plan and all obligations and undertakings of the Company hereunder; or

          (f) any material breach by the Company of any provision of the Plan or of any employment agreement between the Company or any of its subsidiaries and the Designated Employee;

by written notice to the Company, specifying the event relied upon for such termination, which event is not corrected by the Company within ten (10) days following receipt of such notice.

     3.3 Designated Employee(s). The terms "Designated Employees" and "Designated Employee" shall refer to those individuals whose names appear in Schedule A hereto ("Schedule A") together with such other executives of the Company and its subsidiaries as may be designated, by written notice, participants in the Plan from time to time by the Board of Directors of the Company. The Designated Employees are divided into certain categories for purposes of the Plan as set forth in Schedule A. Designated Employees are excluded from participating in the Company's Employee Severance Plan.

     3.4 Termination for Cause. The term "Termination for Cause" means a termination of the Designated Employee's employment by the Company or any of its subsidiaries due to the Designated Employee's (a) willful and continued failure to substantially perform his or her employment duties (other than any failure resulting from an illness or other similar incapacity or disability) or (b) willful misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of the Plan, no act, or failure to act, on the Designated Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Designated Employee not in good faith and without reasonable belief that such action or omission was in the best interest of the Company and its subsidiaries. During the original or any extended term of the Plan, the definition of "Termination for Cause" contained herein shall supersede, for purposes of the Plan, any definition of such term contained in any employment agreement with any Designated Employee. In each instance of a Termination for Cause of a Designated Employee, the Board of Directors of the Company shall give written notice to the Designated Employee specifying the event relied upon for such termination, and the Designated Employee shall have thirty (30) days within which to correct the event or conduct so specified in the notice before any Termination for Cause shall be effective.

4.   Beneficiaries

     Each Designated Employee may designate a beneficiary or beneficiaries who are to receive any payments due to him or her under the Plan if he or she should not be living. If the Designated Employee fails to designate a beneficiary or such person fails to survive the Designated Employee, any payments due to the Designated Employee shall be made to his or her executor or administrator of his or her estate.

5.   Termination Following a Change in Control

          (a) If a Change in Control of the Company shall occur and within one
(1) year (or two (2) years in the case of a Category I Designated Employee) after such Change in Control (or within six (6) months prior to such Change in Control if discussions concerning such Change in Control had commenced at or prior to either of the events described in clauses (i) and (ii) below):

          (i) the Designated Employee's employment is terminated by the Company or any of its subsidiaries for any reason other than a Termination for Cause or the Designated Employee's death, Disability (as hereinafter defined) or Retirement (as hereinafter defined); or

          (ii) the Designated Employee terminates his or her employment because of a Constructive Discharge;

then the Company shall pay to the Designated Employee, and provide the Designated Employee and the Designated Employee's dependents with, the following:

          (A) within ten (10) business days of the Effective Date (as hereinafter defined) of the termination (or of the date of the Change in Control if the termination occurs during the six (6) month period prior thereto), a lump sum cash amount equal to the sum of:

               (1) the Designated Employee's annual base salary multiplied by the applicable multiple specified in Schedule A (such annual base salary to be, for purposes of the foregoing calculation, the Designated Employee's annual rate of salary on the date such person becomes a Designated Employee and as the same may be increased thereafter from time to time;

               (2) all bonuses, if any, accrued and not yet paid under the Benefit Plans;

               (3) the present lump sum value of --

                    (a) the additional contributions that the Company would have made to the Company's pension plan for employees (the "Pension Plan") on account of the number of years equal to the multiple specified in Schedule A (his or her "additional period of participation") computed as if the Designated Employee's period of participation in the Plan consisted of his or her actual period of participation as of his or her actual termination of employment (or earlier termination of the Plan) plus his or her additional period of participation, his or her annual rate of compensation for purposes of the Plan during such additional period was the annual base salary in (1), above, the actuarial assumptions used to determine the contribution were those used under the Plan for funding purposes for the plan year in which his or her employment terminates (or earlier termination of the Plan), and the Company made such additional contribution to the Plan as of the end of such additional period, and

                    (b) the additional matching contributions which the Company would have made to the Company's Savings and Investment Plan (the "Savings and Investment Plan") on account of the Designated Employee's additional period of participation (as provided in (a), above) computed as if the Designated Employee's period of participation in the Plan consisted of his or her actual period of participation in the Plan as of his or her actual termination of employment (or earlier termination of the Plan) plus his or her additional period of participation, his or her annual rate of compensation for purposes of the Plan during such additional period was the annual base salary in (1) above, his or her contributions to the Plan during such additional period for purposes of determining matching contributions were computed under the elections in effect for the Designated Employee as of his or her actual termination of employment (or earlier termination of the Plan), the Company's matching contributions allocable to the Designated Employee were based on the greater of
               (x) the highest ratio of the Company's matching contribution allocated to a participant to the participant's contribution subject to match under the Plan for the plan year immediately preceding the plan year in which the Designated Employee's employment terminates (or earlier termination of the Plan) or (y) the highest such ratio for the plan year in which the Change of Control occurs, and the Company made such additional matching contributions to the Plan as of the end of each month in such additional period; and

                         (4) an amount equal to the total of all amounts held in
                    accounts for the Designated Employee under the Pension and Savings and Investment Plans (consisting of employer contributions, forfeitures and earnings thereon) which are forfeited under the terms of either of those Plans on his or her termination of employment;

                    provided, however, that the amount due under the foregoing shall be reduced by the present lump sum value of the amounts, if any, payable to the Designated Employee by reason of the termination of his or her employment under an employment agreement with the Company, Company policy other than this Plan or applicable statute. For the purposes of determining a present lump sum value under this proviso, the discount rate shall be equal to 120% of the applicable Federal rate (determined under Section 1274(d) of the Code and the applicable regulations in effect on the date as of which the present value is to be determined) compounded semi-annually.

          (B) For a period of years equal to the multiple specified in Schedule A, disability, accident, health and life insurance substantially similar to those insurance benefits which the Designated Employee received immediately prior to the date of the Notice of Termination; provided, however, benefits otherwise receivable by the Designated Employee pursuant to this Section 5(a)(B) shall be reduced to the extent comparable benefits are actually received by the Designated Employee during such specified period following his or her termination (or such shorter period elected by the Designated Employee), and any such benefits actually received by the Designated Employee shall be reported by him or her to the Company. If and to the extent that the benefits specified herein shall not be payable or provided under plans then in effect, the Company shall pay or provide such benefits on an individual basis.

          (C) Upon proof of expenditure of the same, all reasonable legal fees and expenses incurred in connection with the enforcement by a Designated Employee of his or her rights under the Plan.

Notwithstanding the foregoing, in the event that the multiples set forth in Schedule A for any Designated Employee are greater than the number of full years remaining until such Designated Employee attains age 65, the multiples shall, subject to applicable law, be automatically reduced to the number of years and/or partial years (measured by months) remaining until such Designated Employee's 65th birthday.

     (b) Any purported termination of the Designated Employee's employment by the Company and its subsidiaries or by the Designated Employee under this
Section 5 shall be communicated by a Notice of Termination to the other party. For purposes of this Plan, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in the Plan relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Designated Employee's employment under the provision so indicated.

     (c) In the event of any termination of employment of a Designated Employee for any reason other than a Disability or Termination for Cause, the effective date of such termination (the "Effective Date") shall be the date specified in the Notice of Termination. The Effective Date of any termination of employment of a Designated Employee due to a Disability shall be the date which is thirty
(30) days after the date on which a Notice of Termination is given by the Company to the Designated Employee (provided that the Designated Employee shall not have returned to the full-time performance of his or her duties during such thirty (30) day period).

     (d) For purposes of the Plan, "Disability" shall mean the inability of the Designated Employee, due to illness or incapacity, to substantially perform for a continuous period of at least three (3) months the duties attendant to the position held by the Designated Employee in the Company or any of its subsidiaries. For purposes of the Plan, "Retirement" shall mean a Designated Employee's voluntary termination of employment in accordance with the Company's retirement policy (excluding early retirement) generally applicable to its salaried employees or in accordance with any retirement arrangement established with the Designated Employee's consent with respect to him or her.

6.   Indemnification for Excise Tax; Preparation of Tax Return; Cooperation

     (a) The Company agrees that it will promptly pay or cause to be paid to a Designated Employee an additional amount in cash ("Additional Amount") which net of Attributable Taxes equals the amount of federal excise taxes, including interest and penalties, payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") with respect to the benefits received by the Designated Employee pursuant to Section 5 of the Plan and the Company's 1988 Stock Option Plan and 1992 Officer Incentive Plan. "Attributable Taxes" shall mean all taxes, interest and penalties, including any federal, state and local income taxes and any federal excise taxes under Section 4999 of the Code, which become payable by the Designated Employee as a result of the receipt of the Additional Amount. It is intended that no Designated Employee shall suffer any loss or expense resulting from the assessment of any such excise tax and the Company's reimbursement of said Designated Employee for payment of any such excise tax.

     (b) The Company, at its sole expense, agrees to supply any Designated Employee with advice from competent tax counsel as to whether such Designated Employee must reflect and pay an excise tax under Sections 280G and 4999 of the Code on the filing of any federal income tax return of the Designated Employee relating to the period or periods in which the Designated Employee received payments or benefits under the Plan which may result in the imposition of such an excise tax. If such tax counsel advises that such excise tax must be reflected and paid on such tax return, the Designated Employee agrees to so reflect and pay such tax at which time the Company will reimburse the Designated Employee in accordance with Section 6(a) above. If such tax counsel advises that such excise tax need not be reflected and paid on such tax return, the Designated Employee agrees to prepare and file his tax return in accordance with such advice. In either case the Company shall indemnify each Designated Employee in accordance with Section 6(a) of the Plan for any subsequent assessment of excise taxes made by the Internal Revenue Service ("IRS") under Section 4999 of the Code with respect to the benefits received by the Designated Employee under
Section 5 of the Plan.

     (c) Each Designated Employee promptly shall notify the Company in the event of any audit by the IRS in which the IRS asserts that any excise tax should be assessed against such Designated Employee, and further agrees to cooperate with the Company in contesting (at the Company's sole expense) any such proposed assessment. Each Designated Employee agrees not to settle or compromise any such assessment without the Company's consent. If a Designated Employee's failure to settle a proposed assessment with respect to such excise tax ("Proposed Assessment") is at the direction of the Company and becomes the reason his overall audit cannot be finally resolved, then such Designated Employee may demand that the Company consent to settle the Proposed Assessment. If the Company does not, within sixty (60) days after such demand, settle or consent to allow the Designated Employee to settle, the Proposed Assessment, the Company shall indemnify and hold harmless such Designated Employee from any additional interest or penalties resulting from the delay in finally resolving the audit.

7.   Arbitration

     In the event of any dispute or difference between the parties hereto concerning their rights and duties hereunder, a Designated Employee may, by notice to the Company, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties of, if they cannot agree on an arbitrator or arbitrators within thirty
(30) days after the Designated Employee shall have notified the Company of his or her desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the "AAA") in New York, New York upon the application of either party. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator(s) may be sought in any court of competent jurisdiction. The fees and expenses of any arbitrators and the AAA shall be paid by the Company. Unless otherwise agreed by the parties, any such arbitration shall take place in New York, New York and shall be conducted in accordance with the rules of the AAA.

8.   No Diminution of Rights

     The provisions of the Plan, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Designated Employee's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, plan or arrangement.

9.   Term; Amendments

     (a) The Plan shall continue until and terminate five (5) years from the date hereof unless the Board of Directors of the Company, by resolution duly adopted prior to the end of the first five (5) year term or of any subsequent renewal term, indicates that the Plan shall be renewed. Further, if a Change in Control occurs during the original or any extended term of the Plan, the Plan shall continue until the Company shall have fully performed all of its obligations hereunder with respect to all Designated Employees, with no future performance being possible.

     (b) The Plan may not be amended in any manner which has a significant adverse effect on any Designated Employee and his or her rights hereunder without the written consent of such Designated Employee. Notwithstanding the foregoing, upon the occurrence of a Change in Control, the Plan may not be amended in any respect without the written consent of each Designated Employee affected by such proposed amendment. Notwithstanding any other provision hereof, the Plan may be amended in order to obtain or maintain the status of (i) the Company's Pension Plan and its Savings and Investment Plan as qualified plans under Section 401(a) of the Code and (ii) the Company's 1988 Stock Option Plans and 1992 Officer Incentive Plan as qualified under Rule 16b-3 promulgated pursuant to the Exchange Act.

10.  No Effect on Employment Prior to Change in Control

     Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon the Designated Employee any right to continue in the employ of the Company or any of its subsidiaries or shall interfere with or restrict in any way the rights of the Company and its subsidiaries, which are hereby expressly reserved, to discharge the Designated Employee at any time for any reason whatsoever, with or without cause.

11.  Notices

     For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in the case of a Designated Employee, to his or her last residence address on file with the Company, and in the case of the Company to the attention of the President of the Company, c/o Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, or to such other address as such party may have furnished to the other in writing in accordance herewith. Notices and other communications shall be effective when actually received by the addressee.

12.  Miscellaneous

     The Plan shall in all respects be governed by, and construed in accordance with, the internal laws of the State of New York without reference to the principles of conflict of laws. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.






Dated:  June 3, 1999

                                   Schedule A

                                                                             Multiple for
Category                         Participants                                Section 5 (a)
--------                         ------------                                -------------

   I                             Gerald L. Radke                                    2*

   II                            Michael J. Bleisnick                               1

                                 James Dore                                         1
                                 Gordon Forsyth, III                                1
                                 Jeffrey Mayer                                      1
                                 Charles B. Penruddocke                             1
                                 Michael J. Toman                                   1

                                 Paul N. Archard                                    1
                                 Robert Bear                                        1
                                 Peter G. Butler                                    1
                                 A. Joseph Hoane                                    1
                                 Frank M. Johnson                                   1
                                 Sanford M. Kimmel                                  1
                                 Timothy M. Lamothe                                 1
                                 William S. Olsen                                   1
                                 Eugene J. Sverchek                                 1
                                 Alain Tounquet                                     1
                                 Arthur S. Underwood                                1
                                 Donald S. Worthley                                 1

                                 Stephen J. Bodnar                                  1
                                 Rudy Bogaerts                                      1
                                 John C. Brennan                                    1
                                 Joan L. Cadd                                       1
                                 Mark W. Christie                                   1
                                 Jose A. Crespo                                     1
                                 Mark T. Godfrey                                    1
                                 Steven L. Goldstein                                1
                                 Mark E. Hilsher                                    1
                                 David J. Killelay                                  1
                                 Frank A. LoPiccolo                                 1
                                 James M. McWilliams                                1
                                 Douglas Rofrano                                    1
                                 Ferdinand Van Loon                                 1
                                 Charles R. Volker                                  1
                                 Christopher Wachter                                1
                                 Robert S. Yenke                                    1

                                 Eden Chan                                          1
                                 Linda S. Clauser                                   1
                                 Jeff Jeffreys                                      1
                                 Joseph J. Lasicki                                  1
                                 Daniel J. Trucano                                  1

                                 Michael Blesic                                     1
                                 James G. Brady                                     1
                                 Peter M. Kiernan                                   1
                                 Marco Nicolini                                     1
                                 Christopher Shaw                                   1
                                 Kathleen J. Trucano                                1

                                 Laura L. Colangelo                                 1




* If Mr. Radke's employment is terminated more than 12 months following a Change in Control, the multiple shall be one (1).








Dated:  June 3, 1999